Filed Pursuant to Rule 433

Registration Nos. 333-181466

and 333-181466-01

$100+ mln GEMNT 2013-1 Class B - Synchrony Credit Card Master Note Trust

> Trust previously known as GE Capital Credit Card Master Note Trust

> Legacy Bloomberg ticker (GEMNT) remains unchanged for this Series

Sole-Lead : RBC

CL	AMT(MM)	WAL	M/S/F	E.FINAL	L.FINAL	SPRD	YLD%	CPN%	$Px
B	100.946+	3.26	Aa3/AA+/AA	03/15/18	03/15/21	N+70	2.062	1.69	98.85547

Expected Settle	:	12/10/14 (bonds will settle with accrued interest)
Registration	:	SEC-Registered
ERISA Eligible	:	Yes
Ticker	:	GEMNT 2013-1 B
CUSIP	:	87165LAE1
Bill & Deliver	:	RBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.